Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2009 relating to the consolidated balance sheets of MHI Hospitality Corporation and Subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2008, which appears in MHI Hospitality Corporation and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Witt Mares, PLC

Norfolk, Virginia
September 30, 2009